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                                             July 29, 1997



BY HAND DELIVERY

E. Edward Baetge, Ph.D.
c/o CytoTherapeutics, Inc.
Two Richmond Square
Providence, Rhode Island 02906

Dear Ed:

     This letter will confirm the agreement reached between you and CytoTherapeutics, Inc. (the "Company) concerning your employment at the Company and the termination of such employment.

     1. Your employment at the Company shall terminate effective on the earlier of October 24, 1997 or the date on which you start new full-time employment (the "Last Date"). (For purposes of this agreement, "full-time employment" shall mean provision of services on a full or substantially full-time basis, whether as an employee, consultant or otherwise, to an entity other than the Company.) In signing this agreement, you resign your position as Vice President, Research of the Company and all other officerships and directorships you hold with the Company or any of its subsidiaries or other affiliates, effective August 5, 1997, and your employment with the Company, effective as of the Last Date. During the remainder of your employment and thereafter, you shall not attempt to make any commitments on behalf of, or otherwise bind, the Company or any of its subsidiaries or other affiliates or cause any expenses to be incurred on their behalf. You will cease to represent yourself as an employee, agent or other representative of the Company as of the Last Date.

     2. You will continue to receive your base salary on the Company's regular pay days through October 24, 1997. All requisite statutory withholdings and authorized deductions will be made from this pay. If you start new full-time employment, as defined above, you will cease to be an employee on such date and your salary payments will be discontinued as of the Last Date.

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     3.   You have 168.71 hours of accrued unused vacation through the end of
June 1997. You will receive a check for this vacation accrual on the Last Date. You will not continue to accrue additional vacation hours or other paid time off after June 30, 1997.

     4. You may continue to participate in those Company employee benefit plans in which you are currently enrolled until the Last Date. Notwithstanding the foregoing, however, it is understood and agreed that your participation in any of the employee benefit plans of the Company shall be subject to such conditions and limitations as are set forth in the applicable plan, policy or contract terms; that any disputes concerning eligibility for or payment of benefits under those plans shall be settled in accordance with the terms thereof; and that the Company shall have no liability to you, your dependents or anyone else claiming through you, for payment of benefits under any of such plan. After the Last Date, you may elect to continue participation in the Company's group health and dental plans to the extent provided under COBRA. If you do so, then the Company will pay the premium cost of your participation from the Last Date until the earlier of the date you secure other employment or December 31, 1997. Thereafter, you may continue participation in the health and dental plans at your cost for any remainder of the COBRA period. Your participation in all other Company employee benefit plans will end as of the Last Date, in accordance with the terms of those plans.

     5. The management shall recommend to its Board of Directors that all options granted you to purchase the Company's Common Stock which would be vested on December 18, 1997, and not yet exercised, expired, surrendered or canceled shall be fully vested on the Last Date and shall be exercisable for the shorter of the following two time periods: (i) nine months following the Last Date or
(ii) six months from December 12, 1997. The foregoing is subject to the approval of the Board of Directors in its sole discretion. The management of the Company shall also recommend to its Board of Directors that the 500 shares of unvested restricted stock awarded to you on May 17, 1995 shall be vested on the Last Date. The foregoing is subject to the approval of the Board of Directors in its sole discretion. Except as otherwise expressly provided in this paragraph 5, all options granted you shall be pursuant to the terms of any applicable stock option certificate, agreement or plan and all options and restricted stock granted you shall be pursuant to any employee stock repurchase agreement or other restriction provisions generally applicable to shares purchased by Company employees and, in the case of the restricted stock, to all other applicable restrictions.

     6. Nothing in this letter agreement is intended to alter or modify your right to any benefit to which you are entitled under the Company's 401(k) plan. Following the termination of your employment on the Last Date, you will receive information under separate cover concerning your 401(k) plan account and any distribution to you under that plan will be made in accordance with the terms of the plan. Any loans that you may have


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against your 401(k) will need to be paid in full by the Last Date, pursuant to the terms of the 401(k) plan document.

     7. Effective as of the close of business on the Last Date, your status as an employee of the Company shall cease for all purposes.

     8. The agreement between you and the Company captioned Employment Agreement and signed by you on May 17, 1992 (the "Employment Agreement") shall remain in full force and effect in accordance with its terms, with your obligations under paragraphs 6 and 7 of the Employment Agreement with respect to solicitation of employees and covenants against competition continuing for a period of 12 months following the Last Date.

     9. You and the Company shall be individually responsible for your and its attorneys' fees, if any, respectively.

     10. No later than the Last Date, you will return to the Company all documents, files, books, keys, passes, identification materials, credit cards and other property of the Company.

     11. You agree that you will not at any time disparage the Company or any of its subsidiaries or other affiliates or any of those associated with them and will take no steps and make no statements detrimental to the reputation of the Company or any of its subsidiaries or affiliates or any of those associated with them.

     12. You agree to keep the terms of this letter agreement strictly confidential, and agree that you will not disclose, characterize, comment on, convey, or in any sense reveal the content or nature of this letter agreement, unless legally required to do so, to any persons other than your spouse, children or legal/tax/financial advisors, in which event you shall assure that your spouse, children and legal/tax/financial advisors shall be similarly bound by this covenant of confidentiality. The Company agrees to hold this letter agreement confidential and not reveal its terms except as its determines appropriate for business or legal reasons.

     13. You agree to cooperate with the Company with respect to matters arising during or related to your employment, including but not limited to cooperation in connection with any litigation or governmental investigation or regulatory or other proceeding which may have arisen or which may arise following the execution of this letter agreement. As part of the cooperation agreed to herein, you shall provide complete and truthful information to the Company, its subsidiaries and other affiliates and their attorneys with respect to any matter arising during or related to your employment. Specifically, you shall make yourself available to meet with personnel and attorneys of the Company, its


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subsidiaries and other affiliates and shall provide to them any and all documentary or other physical evidence pertinent to any such matter; and, at the Company's request upon reasonable notice, you shall travel to such places as the Company may specify (for which the Company will reimburse you for your reasonable travel and lodging expenses) and provide such complete and truthful information and evidence to parties whom the Company may specify. Further, upon the oral request of the Company or its attorneys, you shall testify, truthfully and accurately, to any such matter in any civil case to which the Company or any of its subsidiaries or other affiliates is a party or in connection with any investigation or regulatory or other proceeding relating to the Company or any of its subsidiaries or affiliates or their activities. Finally, you shall promptly notify the Company's General Counsel, within three business days, of your receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or related to your employment.

     14. This letter constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous agreements, communications and understandings, written and oral, with respect to your employment, its termination and all related matters, excluding only (a) the Employment Agreement, which shall remain in full force and effect in accordance with its terms, and (b) any obligations which you may have with respect to the securities of the Company or with respect to your loan under the 401(k) plan. In exchange for the special benefits provided to you under this agreement, you agree that this agreement shall be a complete and final settlement of, and releases the Company, its subsidiaries and other affiliates and all of their respective officers, directors, employees, shareholders, agents, successors and assigns (both individually and in their official capacities) from any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to or arising out of your employment or its termination or pursuant to any federal, state or local employment laws, regulations or other requirements (including but not limited to causes of action or claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and Rhode Island fair employment practices statute, each as amended).

     15. All payments to be made to you in accordance with the terms of this letter agreement and the performance by the Company of any other obligations hereunder is conditioned upon your performance of your obligations hereunder and under the Employment Agreement.

     16. The terms of this letter agreement shall be governed and construed in accordance with the laws of the State of Rhode Island, without regard to conflicts of laws rules thereof.


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     17.  This letter agreement creates binding obligations and the Company therefore encourages you to seek the advice of an attorney before signing it. In signing this agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this agreement and to consult with your attorney before signing it and that you have done so.

     If the foregoing is agreeable to you, please sign, date and return the enclosed copy of this letter to me no later than twenty-one (21) days after the date on which you received it. You may revoke this agreement within seven (7) days after you execute it and this agreement shall not become effective or enforceable until that revocation period has expired. If you do not revoke this agreement timely, then, at the expiration of that seven (7) day period, this letter and such copy shall take effect as a binding agreement between you and the Company on the basis set forth above.

Very truly yours,
CytoTherapeutics, Inc.



By:   /s/ Frederic A. Eustis III
   -------------------------------
Title:  Executive Vice President


Accepted and agreed:


     /s/ E. Edward Baetge, Ph.D.
----------------------------------
E. Edward Baetge, Ph.D.

Date:   8/4/97
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